Exhibit 10.29

PARTICIPATION AGREEMENT
FOR
Jeremiah Smith

This Participation Agreement is entered into as of this 1st day of June, 2011, by and between First Northern Bank of Dixon, a California-chartered, FDIC-insured bank with it main office in Dixon, California ("Company") and Jeremiah Smith (the "Executive").

    Whereas, the Executive has contributed substantially to the success of the Company and its parent corporation, First Northern Community Bancorp, and the Company desires that the Executive continue its employ,

    Whereas, the Board has in accordance with Section 3.1 of the First Northern Bank of Dixon Supplemental Executive Retirement Plan (the "Plan") nominated the Executive for Eligibility in such Plan,

    Whereas, the Executive wishes to accept Participation in the Plan,

    Whereas, the Company wishes, for the benefit of the Executive, to amend certain provisions of the Plan as they apply to the Executive through the execution of this Participation Agreement and acknowledges that this Participation Agreement shall be terminated or amended only by a written agreement signed by the Company and the Executive except as specified in 3.1 below,

    Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Executive is a Participant in the Plan and further agree as follows:

SECTION 1
DEFINITIONS

    Terms used in this Participation Agreement are used as defined in the Plan. In addition, the following terms shall have the meanings given in this Participation Agreement.

1.1	Change-in-Control. "Change-in-Control" means the first to occur of any of the following events:

(a)
Merger - First Northern Community Bancorp merges into or consolidates with another corporation, or merges another corporation into First Northern Community Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately    after the merger or consolidation is held by persons who were stockholders of First Northern Community Bancorp immediately before the merger or consolidation,

                      (b) Acquisition of Significant Share Ownership -A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 20% or more of a class of First Northern Community Bancorp's voting securities, but this clause (b) shall not apply to beneficial ownership of First Northern Community Bancorp voting shares held in a fiduciary capacity by an entity of which First Northern Community Bancorp directly or indirectly beneficially owns 50% or more of its outstanding voting securities or voting shares held by an employee benefit plan maintained for the benefit of First Northern Bank of Dixon's employees, or
(c)
Change in Board Composition -During any period of two consecutive years, individuals who constitute First Northern Community Bancorp's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of First Northern Community Bancorp's Board of Directors; provided, however, that - for purposes of this clause (c) - each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period.

1.2	Good Reason. "Good Reason" shall be defined as any of the following:

(a)	A material reduction in the Executive's title or responsibilities; or
(b)	A reduction in base salary as in effect on the date of Change in Control; or
(c)	The relocation of the Executive's principal executive office so that Executive's one-way commute distance from Executive's residence is increased by more than forty (40) miles; or
(d)
The adverse and substantial alternation in the nature and quality of the office space within which the Executive performs duties on behalf of the Company, including the size and location thereof, as well as the secretarial and administrative support provided to the Executive; or

(e)
The failure by the Company to continue to provide the Executive with compensation and benefits substantially similar to those provided under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed at the time of Change in Control; or

(f)	The failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement.

SECTION 2 AMENDMENTS

This section, solely for the purpose of benefits earned by this Executive, amends certain sections of the First Northern Bank Supplemental Executive Retirement Plan.

2.1
Amendments Following a Change in Control -If the Executive's employment with the Bank terminates within 24 months after any Change in Control or in the event the Executive terminates employment voluntarily for Good Reason within 24 months after any Change-in-Control, the following benefit shall be payable to the Executive in lieu of any other benefits payable under the Plan:

Change in Control Benefit -the benefit payable to the Executive shall be the greater of the payments described in (1) and (2) below:

1.	A lump sum payment Actuarially Equivalent to the benefit determined under Section
4.1 of the Plan with the following changes: (a) the Target Retirement Percentage used shall be the Target Retirement Percentage assuming Service to age 65, and (b) the Profit Sharing Benefit and Social Security Benefit shall be determined as of the 1st of the year of termination. The lump sum payment shall be determined using the Treasury Rate in effect on the date of termination and shall be discounted for the period of time the lump sum payment precedes the date the Participant attains age 65.

2.
A lump sum payment Actuarially Equivalent to the benefit the Participant would receive from the Plan without regard to this Section 2.1. The lump sum payment shall be determined using the Treasury Rate in effect on the date of termination.

The Company shall pay this Change in Control Benefit to the Executive within three days after the Executive's Separation from Service.  If when the Participant's Separation from Service occurs the Participant is a specified employee within the meaning of Code section 409A, the lump-sum benefit shall be delayed and shall instead be paid on the first day of the seventh month after the month in which Separation from Service occurs, with interest to the payment date using the Treasury Rate.

2.2
One Benefit Only. Despite anything to the contrary in the Plan or in this Participation Agreement, the Executive and Beneficiary are entitled to one benefit only, which shall be determined by the first event to occur that is dealt with by the Plan and this Participation Agreement. Subsequent occurrence of events dealt with by the Plan and this Participation Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under the Plan or this Participation Agreement.

2.3
Amendment of Death Benefit.  If the Executive dies while actively employed and before the attainment of Normal Retirement Age, the benefit payable to the Executive's beneficiary shall be the greater of (1) and

(2)	below:

(I)
$10,000 per month paid each month for 120 months plus 6 months for each full year of Service over 10 years (limited to 180 months total). This benefit shall be limited in present value to the net amount at risk of all insurance policies owned by First Northern Bank as of the Executive's date of death on the life of the Executive and under which First Northern Bank is the sole beneficiary. This present value limitation shall be determined using a 5% discount rate.

(2) the benefit that the Executive's beneficiary would have received had the Executive retired under Section 4.2 of the Plan on the day of the Executive's death, commenced Early Retirement Benefits, and died before receiving the first payment.

This benefit shall commence as soon as administratively feasible.

If the Executive dies while actively employed and on or after attainment of Normal Retirement Age, the benefit payable to the Executive's beneficiary shall be the same benefit the beneficiary would have received had the Executive retired on the date of death, commenced Normal Retirement Benefits and died before receiving the first payment.

If a participant dies after termination of employment, the Participant's Beneficiary shall be entitled to receive benefits in the same amount and for the same duration that the Participant would have received had the Participant survived to receive all payments due. The benefit shall be paid to the Beneficiary at the same time the benefit would have been paid to the Participant, disregarding the potential six-month delay required under Code section 409A for separation-from-service benefits paid to a specified employee.

The benefit payable under this section 2.3 shall be paid in lieu of any other benefit payable under the Plan or this Participation Agreement

SECTION 3 MISCELLANEOUS

3.1
Amendments and Termination. This Participation Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. For the purpose of determining benefits for the Executive, any amendment or termination of the Plan shall be effective for the Executive only by a written agreement signed by the Company and the Executive. However, the Executive and Company agree that the Company, in its sole discretion, may amend the Plan and this Participation Agreement to reduce the impact on the Company's earnings of any changes made by the Financial Accounting Standards Board to pension accounting standards. The Company may change the manner of benefit accrual for the Executive if, in the opinion of the Company, the changes to the Plan and this Participation Agreement produce an expense recognition pattern closer to the pattern of expense recognition expected prior to the change in accounting standards. In no event will the benefit provided to the Executive at Normal Retirement Age be reduced.

3.2	Binding Effect. This Participation Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and trustees.

3.3
Agreement To Insure. The Company may, in its sole discretion, decide to purchase a life insurance policy or policies on the life of the Executive in order to informally fund or otherwise offset the costs incurred by the Plan. The Executive agrees to complete all forms and undergo any insurance underwriting that the Company may request from time to time during the Executive's active employment. In addition, the Executive hereby acknowledges that the Executive, Beneficiaries, or the Executive's estate hold no claim to any part of the value of or rights provided by such policies.

In Witness Whereof, the Executive and a duly authorized Company officer have signed this Participation Agreement as of the day and year shown below.

The Executive:                                                                                           The Company:
First Northern Bank of Dixon
/s/ Jeremiah Z. Smith
By:  /s/ Louise Walker
Its:  Chief Executive Officer